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                                                                     EXHIBIT 3.4


                             TMCI ELECTRONICS, INC.


                      CERTIFICATION OF ASSISTANT SECRETARY
                             RE: AMENDMENT OF BYLAWS



I, the undersigned Thomas F. Chaffin, hereby certify that I am the duly elected and acting Assistant Secretary of TMCI Electronics, Inc., a Delaware corporation (the "Company"); and further certify, pursuant to a resolution of the Board of Directors of the Company, duly approved and adopted by unanimous written consent effective December 1, 1997, and in accordance with Article II of the Bylaws, said resolution was subsequently approved by the shareholders at the annual shareholder meeting of the Company on December 22, 1997, that Section 3.11 of
Article III of the Bylaws of the Company was added to Article III of the bylaws and reads in full as follows:

               Section 3.11. Classified Board of Directors. The directors shall be divided into three classes with the term of office of one class expiring each year. Accordingly, Class I directors shall serve until the next annual meeting of shareholders, Class II directors shall serve until the second succeeding annual meeting of shareholders and Class III directors shall serve until the third succeeding annual meeting of shareholders. Thereafter, each director shall serve until the next election of the class for which such director was chosen."


IN WITNESS WHEREOF, I have subscribed by name and affixed the seal of this corporation effective December 22, 1997.



                     ________________________________________
                     Thomas F. Chaffin, Assistant Secretary


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